Exhibit 99.1

Lion Biotechnologies’ Annual Meeting Rescheduled

New York, NY – June 8, 2016 - Lion Biotechnologies, Inc. (NASDAQ: LBIO), a biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TILs), today announced that its Board of Directors will reschedule the company's 2016 Annual Meeting of Stockholders, which was originally scheduled for June 10, 2016.

The company’s Board of Directors recently appointed two new directors, and intends to appoint a third new director in the near future. As a result, the company has decided to call a new annual meeting of stockholders to allow its new directors to stand for election and to enable the company to submit additional proposals to its stockholders.

The company has not yet set the date and time of the rescheduled annual meeting. A new proxy statement and related proxy materials will be filed with the Securities and Exchange Commission (SEC) once the date has been established. The new definitive proxy statement is expected to be filed within 30 days, and the new annual meeting is expected to be held within 60 days after the filing of the new definitive proxy statement. As a result of this postponement, none of the proposals set forth in the company’s definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2016 are being submitted for consideration by the company’s stockholders at this time, and the company is not contemplating soliciting any proxies for the annual meeting until such time as the new proxy materials are distributed to the company’s stockholders.

About Lion Biotechnologies, Inc.

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TILs) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including the risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company does not assume any obligation to update any forward-looking statements.

Investor Relations Contact:

Sarah McCabe

Stern Investor Relations, Inc.

Office: 212-362-1200

Media Relations Contact:

Jody LoMenzo

inVentiv Health Public Relations

Office: 212-364-0458

Mobile: 646-866-1721

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